================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant         [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        INTEGRATED HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.

[ ]  Fee computed on table below per Exchange Act Rules, 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

     ---------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3)   Filing Party:

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     4)   Date Filed:

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



                        INTEGRATED HEALTH SERVICES, INC.
                             10065 RED RUN BOULEVARD
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 998-8400

                                                                  April 30, 1998

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 a.m., on Friday, May 22, 1998, at the Pikesville Hilton Inn, 1726 Reisterstown Road, Baltimore, Maryland.

     This year, you are being asked to vote only on the election of eight directors to the Company's Board of Directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

   Thank you for your cooperation.

                                        Very truly yours,

                                        /s/ Robert N. Elkins, M.D.
                                        Robert N. Elkins, M.D.
                                        Chairman of the Board, President and
                                        Chief Executive Officer

                       INTEGRATED HEALTH SERVICES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                          Owings Mills, Maryland
                                                          April 30, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Integrated Health Services, Inc. will be held on Friday, May 22, 1998 at 11:00 a.m., at the Pikesville Hilton Inn, 1726 Reisterstown Road, Baltimore, Maryland, for the following purposes:

     (1) To elect eight directors to serve for the ensuing year; and

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 13, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                                      MARC B. LEVIN

                                                      Secretary

                       INTEGRATED HEALTH SERVICES, INC.
                            10065 RED RUN BOULEVARD
                          OWINGS MILLS, MARYLAND 21117

                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share (the "Common Stock"), of Integrated Health Services, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Friday, May 22, 1998, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 1, 1998 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies for a fee of approximately $8,000 plus out-of-pocket expenses.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to elect as directors the persons nominated and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 13, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On April 13, 1998 there were 45,067,206 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the election of directors is discussed under Proposal No. 1.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of March 1, 1998 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "Commission")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.


                                                                           AMOUNT AND NATURE
                                                                             OF BENEFICIAL
                                                                             OWNERSHIP OF        PERCENTAGE OF
                       NAME OF BENEFICIAL OWNER                              COMMON STOCK        COMMON STOCK
----------------------------------------------------------------------   --------------------   --------------
Robert N. Elkins .....................................................         3,480,458(1)           7.6%
  Integrated Health Services, Inc.
  8889 Pelican Bay Boulevard
  Naples, FL 34108

Pioneering Management Corporation ....................................         3,851,866(2)           8.8%
   60 State Street
   Boston, MA 02109

Lawrence P. Cirka ....................................................           914,681(3)           2.1%
Edwin M. Crawford ....................................................           100,000(4)             *
Stephen P. Griggs ....................................................         1,363,545(5)           3.0%
Anthony R. Masso .....................................................           209,211(6)             *
Kenneth M. Mazik .....................................................           107,740(7)             *
Robert A. Mitchell ...................................................           100,000(4)             *
Charles W. Newhall III ...............................................           129,422(8)             *
Timothy F. Nicholson .................................................           509,803(9)           1.2%
John L. Silverman ....................................................           150,000(4)             *
George H. Strong .....................................................           109,000(7)             *
C. Christian Winkle ..................................................           338,557(10)            *
All directors and executive officers as a group (17 persons) .........         8,611,836(11)         17.0%
                                                                               ------------          ----

----------
*    Less than one percent

(1) Includes 2,500,000 shares of Common Stock issuable to Dr. Elkins upon the exercise of options granted under the Company's stock option plans, 30,000 shares held by Dr. Elkins' spouse, and 75,936 shares held by LifeWay Partners LLC, of which Dr. Elkins owns 99% and his spouse owns the remaining 1%. Dr. Elkins disclaims beneficial ownership of the shares held by his spouse.

(2)  This  figure is based  upon  information  set forth in  Amendment  No. 2 to
     Schedule 13G, dated January 21, 1998, filed with the Commission by Pioneering Management Corporation.

(3) Information as of April 13, 1998. Includes 870,464 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's stock option plans, including 337,500 shares issuable to Mr. Cirka upon the exercise of options which are not exercisable within 60 days of March 1, 1998. Mr. Cirka ceased to be an executive officer and director in March 1998.

(4) Represents shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 25,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1998.

(5) Includes 8,402 shares owned by L & G of Orlando, Inc., a corporation in which Mr. Griggs is the principal shareholder, 870 shares owned by his spouse, 391 shares owned by his spouse's trust, 750,000 shares which may be acquired upon the exercise of warrants issued to Mr. Griggs in connection with the Company's acquisition (the "RoTech Acquisition") of RoTech Medical Corporation ("RoTech"), which warrants are not exercisable within 60 days of March 1, 1998, and 493,510 shares which may be acquired upon the exercise of options granted under stock option plans of RoTech and converted into options to purchase shares of the Company's Common Stock in connection with the RoTech Acquisition. See "Executive Compensation -- Employment Agreements."

(6) Includes 205,000 shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 75,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1998.

(7) Includes 100,000 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's stock option plans, including 25,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1998.

(8) Includes 128,082 shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 25,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1998, and 1,340 shares owned by his spouse.

(9) Includes 350,000 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's stock option plans, including 25,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1998, 55,000 shares owned by Mr. Nicholson and his wife and 2,250 shares owned in trust for the benefit of Mr. Nicholson's minor children.

(10) Includes 336,000 shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 195,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1998.

(11) Includes 6,004,852 shares which may be acquired upon the exercise of options granted under the Company's stock option plans (including 1,269,050 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1998), 750,000 shares which may be acquired upon the exercise of warrants issued to Mr. Griggs in connection with the RoTech Acquisition, which warrants are not exercisable within 60 days of March 1, 1998, and 493,510 shares which may be acquired upon the exercise of options granted under stock option plans of RoTech and converted into options to purchase shares of the Company's Common Stock in connection with the RoTech Acquisition.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

     Eight directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                           YEAR FIRST                        PRINCIPAL OCCUPATION
             NOMINEE              AGE   BECAME DIRECTOR                   DURING THE PAST FIVE YEARS
-------------------------------- ----- ----------------- ------------------------------------------------------------
Robert N. Elkins, M.D. .........  54         1986        Chairman  of the Board and Chief  Executive  Officer of the
                                                         Company  since March 1986;  President of the Company  since
                                                         March 1998 and from  March 1986 to July 1994;  from 1980 to
                                                         1986, Vice President of Continental Care Centers,  Inc., an
                                                         owner and operator of long-term healthcare facilities; from
                                                         1976 to 1980, a practicing physician. (1)(2)

Edwin M. Crawford ..............  49         1995        President and Chief Executive Officer of MedPartners,  Inc.
                                                         since  March  1998;  Chairman  of the  Board of  Directors,
                                                         President and Chief  Executive  Officer of Magellan  Health
                                                         Services,  Inc. (formerly Charter Medical Corporation) from
                                                         1993 to March 1998;  President and Chief Operating  Officer
                                                         of  Charter  Medical  from  1992 to  1993;  Executive  Vice
                                                         President -- Hospital  Operations  of Charter  Medical from
                                                         1990 to 1992.(3)

Kenneth M. Mazik ...............  57         1995        Private investor involved in numerous  enterprises;  Chair-
                                                         man of the Jovius  Foundation;  President  of Au Clair Pro-
                                                         grams and Orlando  Financial  Corporation,  specializing in investments in long-term care of the disabled.(3)(4)(5)

Robert A. Mitchell .............  43         1995        Attorney,  Law  Offices  of  Robert  A.  Mitchell,  1986 to
                                                         present,  with an emphasis on corporate  and  entertainment law, as well as finance and public  relations  matters con-
                                                         cerning healthcare  acquisitions;  a founder,  director and treasurer of the Bone Marrow Foundation.(2)(6)

Charles W. Newhall III .........  53         1986        General  Partner,  since 1978,  of New  Enterprise  Associ-
                                                         ates, a group of venture capital partnerships.(4)(6)

Timothy F. Nicholson ...........  49         1986        Managing  Director of Lyric Health Care LLC since  February
                                                         1998; Chairman and Managing Director of Speciality Care PLC
                                                         from May 1993 to February 1998; Executive Vice President of the Company from March 1986 to May 1993; from 1980 to 1986,
                                                         Executive Vice President of Continental Care Centers, Inc.;
                                                         from 1973 to 1980, a practicing attorney.

                                           YEAR FIRST                        PRINCIPAL OCCUPATION
             NOMINEE              AGE   BECAME DIRECTOR                   DURING THE PAST FIVE YEARS
-------------------------------- ----- ----------------- ------------------------------------------------------------
John L. Silverman .........       56          1986       Private investor in, and consultant to,  healthcare  compa-
                                                         nies;  Chief Executive  Officer and President of Asia Care,
                                                         Inc.,  a subsidiary  of the Company,  from June 1995 to De-
                                                         cember  1997;  President  of  VentureCorp,  Inc., a venture capital and  investment  management  company,  from 1985 to
                                                         June 1995;  Vice President and Chief  Financial  Officer of
                                                         Chi  Systems,  Inc.  (formerly  the  Chi  Group,  Inc.),  a healthcare consulting company, from 1990 to 1997.

George H. Strong ..........       71          1994       From 1978 until  1993,  a director  and from 1978 to 1985 a senior  officer  of  Universal  Health  Services,  Inc.,  a publicly owned  hospital  management  corporation  which he co-founded;  currently  a director  of eight  corporations.
                                                         (3)(5)

----------
(1) Dr. Elkins is the brother of Marshall A. Elkins, Executive Vice President and General Counsel of the Company.

(2)  Member of the Acquisitions Committee.

(3)  Member of the Finance Committee of the Board of Directors.

(4) Member of the Compensation and Stock Option Committee of the Board of Directors.

(5)  Member of the Audit Committee of the Board of Directors.

(6)  Member of the Related Party Policy Committee.

     Dr. Elkins is a director of Capstone Capital Corporation and Imagyn Medical Technologies, Inc. Mr. Crawford is a director of MedPartners, Inc. and First Union National Bank of Georgia. Mr. Newhall is a director of HEALTHSOUTH Corporation, Opta Food Ingredients, Inc. and MedPartners, Inc. Mr. Silverman is a director of Superior Consultant Holdings Corporation and MHM Services, Inc. Mr. Strong is a director of HEALTHSOUTH Corporation, Core Funds, AmeriSource Health Corporation and Balanced Care Corporation.

     During the fiscal year ended December 31, 1997, the Board of Directors held 15 meetings (six of which were regularly scheduled meetings) and acted three times by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the meetings of the Board of Directors held and of all committees of the Board of Directors on which he served while he was director of the Company, except that Mr. Crawford attended 2/3 of the meetings of the Board of Directors.

     In September 1990, the Board of Directors established an Audit Committee to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. Messrs. Mazik and Strong are the current members of the Audit Committee. The Audit Committee met three times in 1997.

     In September 1990, the Board of Directors formed the Stock Option Plan Committee to administer the Company's stock option plans. In July 1992, the Board of Directors formed the Executive Compensation Committee to administer the Company's executive compensation policies. In July 1993, the Board of Directors merged the Executive Compensation Committee and the Stock Option Plan Committee to form the Compensation and Stock Option Committee, which took on the responsibilities previously held by its predecessor committees. Messrs. Mazik and Newhall are the current members of this committee. The Compensation and Stock Option Committee held four meetings and acted five times by unanimous written consent in lieu of a meeting in 1997.

     On February 1, 1996, the Board of Directors formed the Finance Committee to oversee the treasury operations and supervise the financial affairs of the Company and approve debt offerings and matters relating to the Company's line of credit. Messrs. Crawford, Mazik and Strong are the current members of this committee. The Finance Committee held five meetings in 1997.

     On April 18, 1996, the Board of Directors formed the Related Party Policy Committee to review proposed related party transactions and to recommend to the Board of Directors action to be taken with respect to related party transactions. Messrs. Mitchell and Newhall are the current members of this committee. The Related Party Policy Committee did not meet in 1997.

     On July 24, 1997, the Board of Directors formed the Acquisitions Committee to approve transactions for the acquisition or disposition by the Company of assets or businesses in which the consideration paid or received includes capital stock of the Company or the purchaser, respectively, without the necessity for further Board approval, as long as (i) the consideration to be paid or received by the Company in connection with any such acquisition or disposition does not exceed $50 million and (ii) the aggregate consideration to be paid or received by the Company in any calendar year does not exceed $300 million. Messrs. Elkins and Mitchell are the current members of this committee. The Acquisitions Committee acted twice by unanimous written consent in lieu of a meeting in 1997.

VOTE REQUIRED

     The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and each of the four other most highly compensated executive officers who were serving at the end of 1997 for services in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                          ----------------------------------------
    NAME AND PRINCIPAL POSITION     YEAR       SALARY($)          BONUS($)(1)
---------------------------------- ------ ------------------ ---------------------
Robert N. Elkins ................. 1997       $ 752,277          $  3,250,000(5)
 Chairman of the Board and         1996       $ 750,000          $  2,500,000(6)
 Chief Executive Officer(4)        1995       $ 735,577          $    750,000(7)
Lawrence P. Cirka ................ 1997       $ 584,286          $  1,417,619(12)
 President(11)                     1996       $ 550,000          $    833,334(13)
                                   1995       $ 539,423          $    550,000(14)
Stephen P. Griggs ................ 1997       $  95,890(17)      $  3,595,890(18)
 President--RoTech                 1996              --                    --
 Medical Corporation(16)           1995              --                    --
C. Christian Winkle .............. 1997       $ 400,000          $    300,000
 Executive Vice President--        1996       $ 300,000          $    100,000
 Chief Operating Officer(20) ..... 1995       $ 269,327          $     80,000(21)
Anthony R. Masso ................. 1997       $ 327,278          $     98,183
 Executive Vice President--        1996       $ 300,000          $     75,000
 Managed Care(24)                  1995       $ 265,000          $    100,000

                                          LONG-TERM COMPENSATION
                                   -------------------------------------
                                                         SECURITIES
                                      RESTRICTED         UNDERLYING
                                         STOCK            OPTIONS/            ALL OTHER
    NAME AND PRINCIPAL POSITION       AWARDS($)(2)         SARS(#)         COMPENSATION($)(3)
---------------------------------- ------------------ ------------------ ---------------------
Robert N. Elkins .................            --          1,100,000          $ 14,453,794(8)
 Chairman of the Board and                    --            500,000          $      7,592(9)
 Chief Executive Officer(4)                   --                 --          $    287,942(10)
Lawrence P. Cirka ................            --                 --          $      2,136(9)
 President(11)                                --            300,000          $      2,765(9)
                                              --            300,000          $    179,416(15)
Stephen P. Griggs ................            --            750,000(19)                --
 President--RoTech                            --                 --                    --
 Medical Corporation(16)                      --                 --                    --
C. Christian Winkle ..............            --                 --          $     56,470(23)
 Executive Vice President--                   --            100,000          $     41,776(23)
 Chief Operating Officer(20) .....     $  39,996(22)         25,000          $     49,510(23)
Anthony R. Masso .................            --                 --          $     42,352(23)
 Executive Vice President--                   --             30,000          $     38,485(23)
 Managed Care(24)                      $  50,006(25)             --          $     37,500(23)

----------
(1) Represents cash portion of bonus. In addition, in 1995 Messrs. Masso and Winkle received a portion of their bonus in shares issued pursuant to the Company's Cash Bonus Replacement Plan. These shares are listed under "Restricted Stock Awards."

(2) Represents the value of shares issued pursuant to the Company's Cash Bonus Replacement Plan at $22.00 per share, the fair market value on the date of issuance. All of the shares granted are fully-vested.

(3) Does not include perquisites paid to the listed officers, such as automobile allowances.

(4) The Company is a party to an employment and related agreements with Dr. Elkins. Dr. Elkins has indicated to the Company that he intends to use all salary and bonus in excess of $500,000 received by him in 1998, net of taxes, to repay outstanding indebtedness to the Company. See "-- Employment Agreements" and "Certain Transactions."

(5) Includes the bonus earned in accordance with Dr. Elkins' employment agreement ($750,000) and $2,500,000 of the $5,000,000 bonus granted in 1996 which became payable in 1997 upon the satisfaction of certain conditions. In 1996, Dr. Elkins was granted a bonus of $5,000,000 which would become payable if certain conditions were met. The conditions for the bonus, as amended, were as follows: (i) 25% of the bonus would be paid if the Company met the Company's earnings per share projections for the 12 months ended June 30, 1997 before taking into account the payment of the bonus and any non-recurring non-cash charges; (ii) 25% of the bonus would be paid if the proposed sale of the Company's pharmacy division to Capstone Pharmacy Services, Inc. pursuant to the Asset Purchase Agreement dated as of June 20, 1996 was consummated; (iii) 25% of the bonus would be paid if the proposed initial public offering of the Company's subsidiary Integrated Living Communities, Inc. ("ILC") was consummated at a price of at least $9.00 per share, or if after the proposed initial public offering of ILC at a lower price, the price per share of ILC traded at a price of at least $9.00 per share; and (iv) 25% of the bonus would be paid if the proposed acquisition of First American Health Care of Georgia, Inc. pursuant to the Merger Agreement dated as of February 21, 1996 was consummated. Conditions
     (ii) and (iv) were met in 1996, and conditions (i) and (iii) were met in 1997. Dr. Elkins was required to use 50% of the after-tax amount of the bonus (including the advance) to purchase shares of the Company's Common Stock.

(6) Consists of $2,500,000 of the $5,000,000 bonus granted in 1996 which became payable in 1996 upon the satisfaction of certain conditions. Does not include the remaining $2,500,000 of such $5,000,000 bonus, which amount was advanced in 1996 but became payable in 1997 upon the satisfaction of certain conditions. See Note 5 above.

(7) Consists of the bonus earned in accordance with Dr. Elkins' employment agreement.

(8) Represents $281,432 of loan forgiveness, $14,169,200 contributed by the Company to the Key Employee Supplemental Executive Retirement Plan and $3,162 of life insurance premium payments made by the Company on behalf of Dr. Elkins. See "--Supplemental Deferred Compensation Plans" and "Certain Transactions."

(9) Represents life insurance premium payments made by the Company on behalf of the named individual.

(10) Represents $285,350 contributed by the Company to the Supplemental Deferred Compensation Plan and $2,592 of life insurance premium payments made by the Company on behalf of Dr. Elkins. See "--Supplemental Deferred Compensation Plans."

(11) Mr. Cirka ceased to be an officer and director of the Company in March 1998. See "--Employment Agreements."

(12) Includes the bonus earned in accordance with Mr. Cirka's employment agreement ($584,286) and $833,333 of the $1,666,667 bonus granted in 1996 which became payable in 1997 upon the satisfaction of certain conditions. See Note 5 above.

(13) Consists of $833,334 of the $1,666,667 bonus granted in 1996 which became payable in 1996 upon the satisfaction of certain conditions. Does not include the remaining $833,333 of such $1,666,667 bonus, which amount was advanced in 1996 but became payable in 1997 upon the satisfaction of certain conditions. See Note 5 above. Mr. Cirka was required to use 50% of the after-tax amount of the bonus (including the advance) to purchase shares of the Company's Common Stock.

(14) Consists of the bonus earned in accordance with Mr. Cirka's employment agreement.

(15) Includes $161,700 contributed by the Company to the Supplemental Deferred Compensation Plan, $17,700 of loan forgiveness and $16 of life insurance premium payments made by the Company on behalf of Mr. Cirka. See "--Supplemental Deferred Compensation Plans."

(16) Mr. Griggs joined the Company on October 21, 1997 upon consummation of the RoTech Acquisition. Mr. Griggs was President of RoTech at the time of the RoTech Acquisition. The Company is a party to an employment agreement with Mr. Griggs. See "--Employment Agreements."

(17) Does not include amounts paid to Mr. Griggs by RoTech prior to consummation of the RoTech Acquisition.

(18) Includes a sign-on bonus of $3,500,000 paid to Mr. Griggs upon consummation of the RoTech Acquisition. See "-- Employment Agreements."

(19) Consists of 750,000 shares which may be acquired upon the exercise of warrants issued to Mr. Griggs in connection with the RoTech Acquisition. Does not include 493,510 shares which may be acquired upon the exercise of options granted under stock option plans of RoTech and converted into options to purchase shares of the Company's Common Stock in connection with the RoTech Acquisition See "--Employment Agreements."

(20) On April 30, 1997, Mr. Winkle was appointed Executive Vice President--Chief Operating Officer of the Company. The Company is a party to an employment agreement with Mr. Winkle. See "--Employment Agreements."

(21) Includes a $40,000 signing bonus pursuant to Mr. Winkle's employment agreement. See "--Employment Agreements."

(22) Represents the fair market value on the date of issuance of 1,818 shares issued pursuant to the Cash Bonus Replacement Plan.

(23) Represents a contribution by the Company to the Supplemental Deferred Compensation Plan. See "--Supplemental Deferred Compensation Plans."

(24) The Company is a party to an employment agreement with Mr. Masso. See "--Employment Agreements."

(25) Represents the fair market value on the date of issuance of 2,273 shares issued pursuant to the Cash Bonus Replacement Plan.

     The following table sets forth information with respect to option grants in 1997 to persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED ANNUAL RATES OF
                                                                                               STOCK PRICE APPRECIATION FOR
                                                      INDIVIDUAL GRANTS                               OPTION TERM (B)
                               --------------------------------------------------------------- -----------------------------
                                   NUMBER OF      PERCENT OF TOTAL
                                  SECURITIES     OPTIONS GRANTED TO     EXERCISE
                                  UNDERLYING        EMPLOYEES IN        OR BASE     EXPIRATION
             NAME                  OPTION(#)       FISCAL YEAR (A)    PRICE($/SH)      DATE         5%($)         10%($)
------------------------------ ---------------- -------------------- ------------- ----------- -------------- --------------
Robert N. Elkins .............      700,000(1)           55.5%          $ 32.50       5/1/07    $14,308,000   $36,260,000
                                    400,000(1)           31.7%          $ 33.44      9/29/07    $ 8,412,000   $21,316,000
Lawrence P. Cirka ............           --                --                --           --             --        --
Stephen P. Griggs(2) .........           --                --                --           --             --        --
C. Christian Winkle ..........           --                --                --           --             --        --
Anthony R. Masso .............           --                --                --           --             --        --

----------
(A) Based on options to purchase 1,260,350 shares granted to all employees in fiscal 1997.

(B) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Company's Common Stock and overall market conditions. The 5% rate of appreciation over the 10-year term of the option of the $32.50 and $33.44 stock prices on the respective dates of grant would result in stock prices of $52.94 and $54.47, respectively. The 10% rate of appreciation over the 10-year term of the option of the $32.50 and $33.44 stock prices on the respective dates of grant would result in stock prices of $84.30 and $86.73, respectively. There is no representation that the rates of appreciation reflected in this table will be achieved.

(1)  These options became exercisable six months following the date of grant.

(2) Does not include 750,000 shares which may be acquired upon the exercise of warrants issued to Mr. Griggs in connection with the RoTech Acquisition or 493,510 shares which may be acquired upon the exercise of options granted under stock option plans of RoTech and converted into options to purchase shares of the Company's Common Stock in connection with the RoTech Acquisition. The warrant becomes exercisable as to 150,000 shares of Common Stock on each of October 21, 1998, 1999, 2000, 2001 and 2002, subject to acceleration upon Mr. Griggs' death or the occurrence of a change of control of the Company. The potential realizable value of the warrant over its ten year term would be $15,637,500 at an assumed 5% annual rate of appreciation of the stock price (based on the $33.16 exercise price of the warrant) over the ten year term and $39,637,000 at an assumed 10% annual rate of appreciation. These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the term of the warrants in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on warrant exercises will depend on the future price of the Common Stock and overall stock market conditions. The 5% rate of appreciation over the 10-year warrant term of the $33.16 exercise price would result in a stock price of $54.01. The 10% rate of appreciation over the 10-year warrant term of the $33.16 exercise price would result in a stock price of $86.01. There is no representation that these rates of appreciation will be achieved. See "--Employment Agreements."

     The following table sets forth information with respect to (i) stock options exercised in 1997 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at December 31, 1997:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                          UNDERLYING             IN-THE-MONEY OPTIONS AT
                                   SHARES                        OPTIONS AT FISCAL YEAR-END(#)    FISCAL YEAR-END($)(1)
                                ACQUIRED ON         VALUE        ----------------------------- ----------------------------
             NAME               EXERCISE(#)      REALIZED($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------ ------------- ------------------- ------------- --------------- ------------- --------------
Robert N. Elkins .............    650,000       $  8,289,000(2)    2,200,000       400,000      $15,461,250            --
Lawrence P. Cirka ............         --                 --         732,964       337,500      $ 8,052,463    $3,114,281
Stephen P. Griggs(3) .........         --                 --         493,510       750,000      $ 3,556,683            --
C. Christian Winkle ..........         --                 --         141,000        45,000      $ 1,362,898    $  423,338
Anthony R. Masso .............         --                 --         122,500         7,500      $ 1,226,219    $   65,156

----------
(1) Computed based upon the difference between the closing price of the Company's Common Stock on December 31, 1997 ($31.1875) and the exercise price.

(2) Represents the difference between the closing price of the Company's Common Stock on the date of exercise and the exercise price of the option. Dr. Elkins continues to hold these shares.

(3) Consists of 750,000 shares of Common Stock which may be acquired upon the exercise of warrants issued to Mr. Griggs in connection with the RoTech Acquisition, none of which were exercisable, and 493,510 shares which may be acquired upon the exercise of options granted under stock option plans of RoTech and converted into options to purchase shares of the Company's Common Stock in connection with the RoTech Acquisition.

EMPLOYMENT AGREEMENTS

     As of November 18, 1997, the Company amended its existing employment agreement with Robert N. Elkins. As amended, the agreement provides for a five year term (which commenced January 1, 1994) with an automatic one year extension at the end of each year, unless 90 days' notice is given by either party. Under the agreement Dr. Elkins currently receives an annual base salary of $796,396, with annual increases of at least the increase in the consumer price index. Dr. Elkins will receive a bonus of 100% of his base salary if the Company's annual earnings generally equal or exceed the earnings per share targets set by the Board of Directors. Twelve and one-half percent of the bonus is payable each quarter; however, if the Company's annual earnings do not exceed the Board of Directors' targets, these quarterly payments are treated as prepayments of salary or must be repaid to the Company, net of all taxes paid or payable (except to the extent Dr. Elkins receives tax benefits, through deductions, for the repayment), with interest at the prime rate. The remaining fifty percent of the bonus is payable at the end of the year if the Company's annual earnings exceed the Board of Directors' targets. The agreement may be terminated by either party on 90 days' notice. Upon termination of Dr. Elkins' employment by the Company without "Cause" or by Dr. Elkins for "Good Reason" or if the Company elects not to extend the term of the agreement, Dr. Elkins will be entitled (i) to a lump-sum cash payment on the effective date of termination equal to five times the sum of (a) his salary, (b) the "Bonus Amount" and (c) a pro rata portion of the Bonus Amount through the date of termination minus any bonus payments made for the fiscal year in which termination occurs that are not required to be repaid and (ii) to receive certain employee and other benefits for five years after termination. In addition, upon termination of Dr. Elkins' employment by the Company without "Cause" or by Dr. Elkins for "Good Reason" or upon the Company giving notice that it elects not to extend the term of employment for another year, all stock options, other equity-based rights and other benefits (including benefits under the Company's Supplemental Deferred Compensation Plans) will become fully vested. Upon termination of Dr. Elkins' employment for any reason other than by the Company for Cause or by Dr. Elkins before he attains the age of 55 and not due to death, permanent disability or Good Reason, and upon any change of control that occurs while Dr. Elkins is employed with the Company or within one year following his termination (other than for Cause, death, permanent disability or Good Reason), he is entitled to exercise any outstanding stock option until the earlier of five years following such event (or, if later, five years after the date of termination of employment following a change of control) or the stated term of the option. The agreement also provides that if Dr. Elkins is required to pay an excise tax on "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the Company is required to pay Dr. Elkins one hundred percent of the amounts that are necessary to place him in the same after-tax financial position that he would have been in if such excise tax had not been applicable. The agreement contains a two year non-competition provision (one year in the case of a termination of employment other than for Cause within one year after a change of control). In addition, Dr. Elkins' employment agreement provides that upon termination without Cause or resignation for Good Reason or if the Company fails to renew the agreement, Dr. Elkins shall have the right to acquire from the Company for no additional consideration an assignment of the Company's leasehold interest in certain floors of the Company's offices and to be provided with an office, secretarial assistance, automobile insurance, an automobile allowance and use of a Company plane for five years following termination. The agreement also grants Dr. Elkins the right, at any time during his term of employment and for one year thereafter, to purchase the aircraft owned by the Company at a price equal to book value, and to lease or purchase from the Company at fair market rental, or purchase from the Company at book value, the hangar space for such aircraft at the Naples, Florida airport. Upon a change of control or termination of Dr. Elkins' employment (other than a termination by the Company for Cause or by Dr. Elkins for other than permanent disability or Good Reason), Dr. Elkins also has the right to purchase from the Company the current automobile furnished to him at book value.

     Dr. Elkins' employment agreement also provides for his participation in the Company's Key Employee Supplemental Executive Retirement Plan (the "Key Employee SERP"), and requires the establishment of a separate trust under the Key
Employee SERP to which the Company shall make irrevocable contributions at specified times through January 2, 2001 such that, at January 2, 2001, there would be $23,900,000 in such trust. Pursuant to the employment agreement, the Company is required to use reasonable efforts to obtain an insurance policy or letter of credit guaranteeing its obligations to make contributions to the trust. Upon a change of control of the Company, the Company is obligated to irrevocably fund the trust in the amount necessary to fund Dr. Elkins' pension benefit under the Key Employee SERP. In addition, upon a change of control, Dr. Elkins is entitled to a vested, nonforfeitable right to retirement benefits under the Key Employee SERP as if he had retired with 15 years of service on the date the change of control occurred (without reduction for retirement prior to attaining age 62), payable (i) in a lump sum if he is an employee at the time of the change of control and (ii) in the lump sum actuarial equivalent less the sum of all retirement benefits previously received under the Key Employee SERP if the change of control occurs within one year after he ceases to be an employee. See "--Supplemental Deferred Compensation Plans--Key Employee Supplemental Executive Retirement Plan."

     For purposes of Dr. Elkins' employment agreement: (a) "Cause" is defined as
(i) conviction of a felony involving moral turpitude or (ii) willful gross neglect or willful gross misconduct resulting in material economic harm to the Company, unless Dr. Elkins believed in good faith that such conduct was in or not opposed to the best interests of the Company; (b) "Good Reason" is defined as (i) a material breach of the agreement by the Company, (ii) any termination of Dr. Elkins' employment within one year following a change of control of the Company, (iii) removal, dismissal from or failure of Dr. Elkins to be elected Chairman of the Board of Directors or (iv) the relocation of Dr. Elkins to an office which is more than 15 miles from his then principal residence; and (c) "Bonus Amount" is defined as the highest of (i) Dr. Elkins' salary in the year of termination, (ii) his bonus in the immediately preceding calendar year or
(iii) his bonus in the calendar year which was immediately prior to the year immediately preceding the year of termination. The agreement provides that the determination that Cause exists must be approved by 75% of the members of the Board and that Dr. Elkins has a 60 day cure period. For purposes of the agreement, the term "change of control" means the occurrence of one or more of the following: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Dr. Elkins and any group (as such term is used in Section 13(d)(3) of the Exchange
Act) of which he is a member, becomes a beneficial owner (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the capital stock of the Company of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect directors ("Voting Stock"); (ii) the majority of the Board of

Directors of the Company consists of individuals other than individuals who are members of the Board of Directors on November 18, 1997 ("Incumbent Directors"), provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an
Incumbent Director, unless such election or nomination was the result of any actual or threatened election contest of a type contemplated by Regulation 14a-11 under the Exchange Act; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) there is consummated any consolidation, reorganization or merger of the Company in which the Company is not a continuing or surviving corporation or pursuant to which all or substantially all of the Voting Stock is converted into cash, securities or other property (unless the stockholders of the Company immediately prior to such consolidation, reorganization or merger beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); (v) in any transaction not described in preceding clause (iv), all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (vi) the Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the shares of Voting Stock of the combined company (there being excluded from the number of such shares held by such stockholders, but not from the Voting Stock of the combined company, any such shares received by "affiliates," as such term is defined in the rules of the Commission, of such other company in exchange for stock of such other company).

     Pursuant to the supplemental agreement between Dr. Elkins and the Company, Dr. Elkins is entitled to receive bonuses on each October 1 from 1998 to 2002 in amounts sufficient to enable him to pay principal and interest on a loan made to him by the Company less the amount of his salary and bonus for the prior calendar year in excess of $500,000. See "Certain Transactions."

     The Company was a party to an employment agreement with Lawrence P. Cirka which provided for a five year term with an automatic one year extension at the end of each year, unless 120 days' notice is given by either party. Under the agreement Mr. Cirka was entitled to an annual base salary of $584,286 with annual increases of at least the increase in the consumer price index. Mr. Cirka was also entitled to a bonus of 100% of his base salary ("Bonus") if the Company's annual earnings generally equaled or exceeded the earnings per share targets set by the Board of Directors. Twelve and one-half percent of each bonus was payable each quarter; however, if the Company's annual earnings did not exceed the Board of Directors' targets, these quarterly payments were treated as prepayment of salary or had to be repaid to the Company with interest at the prime rate. The remaining fifty percent of each bonus was payable at the end of the year if the Company's annual earnings exceeded the Board of Directors' targets. The Company also agreed to pay a country club initiation fee for Mr. Cirka. The agreement could be terminated by either party on 120 days' notice. Upon termination of the agreement without Cause or in case Mr. Cirka resigned for Good Reason or the Company failed to renew the agreement, Mr. Cirka would be entitled to a payment of five times the sum of (a) his salary and (b) the highest of (i) his salary in the year of termination, (ii) his Bonus in the immediately preceding calendar year or (iii) his Bonus in the calendar year which was immediately prior to the year immediately preceding the year of termination. In addition, all stock option and other equity-based rights would become fully vested and Mr. Cirka would be entitled to receive certain benefits for five years after termination. The employment agreement also provided that if Mr. Cirka was required to pay an excise tax on "excess parachute payments" (as defined in Section 280G of the Code), the Company was required to pay Mr. Cirka one hundred percent of the amount that would be necessary to place him in the same after-tax financial position that he would have been in if such excise tax had not been applicable. The agreement contains a two year non-competition provision (one year in the case of a termination of employment other than for Cause within one year after a change of control). For purposes of the agreement, "Cause" is defined as (i) willful and continuing neglect of duties, (ii) material breach of confidentiality or non-compete provisions or (iii) conviction of a felony. "Good Reason" is defined as (i) a material breach of the agreement by the Company,
(ii) resignation within one year after a change of control or (iii) removal, dismissal from or failure of Dr. Elkins to be elected Chairman of the Board of Directors. Mr. Cirka ceased to be an officer and director of the Company in March 1998; however, the Company will continue to pay him under his employment agreement as if it were terminated without Cause.

     In connection with the RoTech Acquisition on October 21, 1997, RoTech entered into an employment agreement with Stephen P. Griggs, the President of RoTech. Pursuant to the agreement, Mr. Griggs serves as the President of RoTech and receives an annual base salary of $500,000 per year and an annual bonus of $500,000 for each year in which RoTech's net income contribution to the Company equals or exceeds specified targets, with an additional bonus determined by the Company to be paid if the net income contribution target is exceeded. In addition, pursuant to the agreement Mr. Griggs received a one-time cash sign-on bonus of $3,500,000 and a warrant to purchase 750,000 shares of Common Stock of the Company at an exercise price of $33.16 per share, which warrant becomes exercisable at a rate of 20% per year beginning on October 21, 1998 (subject to acceleration upon Mr. Griggs' death or the occurrence of a change of control of the Company). The employment agreement has a term of five years. Upon termination of Mr. Griggs' employment by RoTech without "Cause" or in case Mr. Griggs resigns for Cause, Mr. Griggs' unpaid base salary under the agreement and the pro-rated portion of his performance-based bonus, if any, will become payable in one lump sum and all of Mr. Griggs' unvested stock options will fully vest. For purposes of the agreement, RoTech may terminate Mr. Griggs' employment for Cause if Mr. Griggs (i) fails to perform any of his duties in any material respect or breaches any material term of the agreement, which failure or breach is not corrected within 30 days of notice, (ii) breaches any representation or warranty under the agreement in any material respect, (iii) dies or becomes disabled for 90 days or more and RoTech has provided Mr. Griggs with disability insurance which is payable after such 90-day period, (iv) is convicted of a felony or commits an act of theft, larceny or embezzlement or a similar act of material misconduct with respect to property of RoTech, the Company, their subsidiaries or employees or (v) commits a material act of malfeasance, dishonesty or breach of trust with respect to RoTech, the Company or any of their subsidiaries. Mr. Griggs may terminate his employment for Cause if RoTech
(i) fails to perform any of its duties under the agreement in any material respect, (ii) fails to provide Mr. Griggs with a work environment reasonably similar to Mr. Griggs' past work environment or (iii) substantially changes Mr. Griggs' job responsibilities, each of which failure or action is not corrected by RoTech within 15 days of notice. Under the agreement Mr. Griggs is subject to a non-competition provision prohibiting him, for a period of three years following the termination or expiration of his employment, from being employed by, being a director or manager of, acting as a consultant for, being a partner in, having a proprietary interest in, giving advice to, loaning money to or otherwise associating with any entity which competes with RoTech or its subsidiaries in the continental United States, subject to certain limited exceptions. Pursuant to a related agreement, RoTech and the Company have agreed to pay to Mr. Griggs the amount of any excise tax payable by him under Section 4999 of the Code, or any corresponding provisions of state or local tax law, as a result of any payments to him pursuant to his employment agreement or in connection with the RoTech Acquisition, as well as the income tax and excise tax on such additional compensation such that, after the payment of income and excise taxes, Mr. Griggs is in the same economic position in which he would have been if the provisions of Section 4999 of the Code (or any corresponding provisions of state or local tax law) had not been applicable.

     As of October 1, 1996, the Company entered into an employment agreement with C. Christian Winkle, its Executive Vice President -- Chief Operating Officer, pursuant to which Mr. Winkle currently receives an annual base salary of $400,000 (subject to adjustment based on changes in the consumer price index) plus a discretionary bonus. If the Company attains earnings per share goals set by the Board of Directors, the bonus shall not be less than twenty-five percent of annual base salary. The agreement has an initial term of three years and contains an "evergreen" provision providing that the agreement is automatically extended for an additional year at the end of each year unless either party gives 120 days' prior notice of non-renewal. The agreement may be terminated by either party on 90 days' notice. Upon termination without Cause or in case Mr. Winkle resigns for Good Reason or the Company fails to renew the contract, Mr. Winkle will be entitled to a payment of one and one-half times the sum of (i) the greater of his salary in the year of termination or in the previous year and (ii) the higher of his bonus in the year of termination or in the previous year. In addition, all stock option and other equity-based rights will become fully vested and Mr. Winkle will be entitled to receive certain benefits for one and one-half years after termination. For purposes of the agreement, "Cause" is defined as (i) material failure to perform duties, (ii) material breach of confidentiality or non-compete provisions, (iii) conviction of a felony or (iv) theft, larceny or embezzlement of Company property. "Good Reason" is defined as (i) a material breach of the agreement by the Company or
(ii) resignation within one year after a change in control.

     Effective June 1, 1994, the Company entered into an employment agreement with Anthony R. Masso, its Executive Vice President--Managed Care, pursuant to which Mr. Masso currently receives a base salary of $327,278, subject to annual review, plus a discretionary bonus. Pursuant to the agreement, Mr. Masso was granted options to purchase 100,000 shares of the Company's Common Stock pursuant to the Company's 1994 Stock Incentive Plan at an exercise price of $28.63, the Common Stock's fair market value on the date of grant. These options were repriced to $20.88 on November 27, 1995. The agreement provides for a three-year term of employment, with automatic one-year extensions unless either party elects not to extend the agreement upon one year's prior notice. Pursuant to this provision, the agreement has automatically been extended to June 1, 1999. The agreement may be terminated by either the Company or Mr. Masso for "Cause." If Mr. Masso terminates the agreement for Cause or if the Company terminates the agreement without Cause, the Company must pay Mr. Masso his monthly salary (the "Severance Pay") for 24 months or the remaining term of the agreement, whichever is less. During the period Mr. Masso receives Severance Pay, he is subject to a non-competition provision prohibiting him, subject to certain limited exceptions, from being employed by, being a director or manager of, acting as a consultant for, being a partner in, having a proprietary interest in, giving advice to, loaning money to or otherwise associating with any entity which competes with the Company or its subsidiaries. The Company can extend, to a total of 36 months, the period during which the non-competition provision applies by paying Mr. Masso the Severance Pay during such extension. In addition, the Company can obligate Mr. Masso to be bound by the non-competition provision (i) for up to one year following expiration of the agreement by paying him the Severance Pay during such period or (ii) for up to nine months following termination by the Company for Cause by paying Mr. Masso one-half of the Severance Pay during such period (which may be extended by an additional three months, during which time the Company must pay Mr. Masso the full Severance Pay). "Cause," for purposes of the Company's ability to terminate the agreement, is defined as Mr. Masso's (i) failure to materially perform any of his duties or breach of any material term of the agreement, either of which is not corrected within 15 days after written notice from the Company, (ii) disability which persists for a period of 60 days or more, (iii) conviction of a misdemeanor or felony, or (iv) commission of theft, larceny or embezzlement of the Company's tangible or intangible property. "Cause," for purposes of Mr. Masso's ability to terminate the agreement, is defined as (i) the Company's material breach of the agreement, which is not corrected within 60 days after written notice from Mr. Masso, (ii) the removal or dismissal of Robert N. Elkins as Chief Executive Officer of the Company or of Lawrence P. Cirka as Senior Vice President and Chief Operating Officer of the Company after April 25, 1996, (iii) a substantial diminution in Mr. Masso's employment duties or (iv) the failure to grant Mr. Masso options for 100,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan.

SUPPLEMENTAL DEFERRED COMPENSATION PLANS

Key Employee Supplemental Executive Retirement Plan

     In 1997 the Company amended and restated its Key Employee Supplemental Executive Retirement Plan (the "Key Employee SERP"), which was adopted in 1996 to provide retirement benefits to certain key employees based on the highest annual earnings in the ten most recent calendar years of employment. The following table shows the estimated annual benefit payable (rounded to the nearest thousand) upon retirement to participants in the Key Employee SERP at the specified compensation and years-of-service classifications. The benefit amounts listed in the following table are not subject to any deduction for Social Security benefits or other offset amounts.

                                        YEARS OF SERVICE
                            ----------------------------------------
 FINAL AVERAGE EARNINGS*         5            10         15 OR MORE
-------------------------   ----------   -----------   -------------
$1,750,000...............    $ 87,500     $280,000      $1,225,000
$2,000,000...............    $100,000     $320,000      $1,400,000
$2,250,000...............    $112,500     $360,000      $1,575,000
$2,500,000...............    $125,000     $400,000      $1,750,000
$2,750,000...............    $137,500     $440,000      $1,825,000
$3,000,000...............    $150,000     $480,000      $2,100,000
$3,250,000...............    $162,500     $520,000      $2,275,000
$3,500,000...............    $175,000     $560,000      $2,450,000
$3,750,000...............    $187,500     $600,000      $2,625,000
$4,000,000...............    $200,000     $640,000      $2,800,000
$4,250,000...............    $212,500     $680,000      $2,975,000
$4,500,000...............    $225,000     $720,000      $3,150,000
$4,750,000...............    $237,500     $760,000      $3,325,000
$5,000,000...............    $250,000     $800,000      $3,500,000

----------
* Represents the highest annual compensation in the ten most recent calendar years of employment.

     Notwithstanding the foregoing, if the employment of a participant who has at least five years of service terminates before the participant has attained the age of 58 or, in the case of Robert N. Elkins, the age of 62, such participant will be entitled to receive an annual benefit equal to the actuarial equivalent of the benefit he would have received had he continued employment to age 58 (62 in the case of Dr. Elkins), but based on years of service and compensation at the time of termination. If Dr. Elkins' employment is terminated after he attains the age of 58 but before he attains the age of 62, he shall be entitled to receive an annual benefit equal to the benefit he would have received had he attained the age of 62, reduced by two-twelfths of one percent for each full calendar month by which the date of his termination precedes the month of his 62nd birthday. Pursuant to a Supplemental Agreement entered into by the Company and Dr. Elkins (the "Supplemental Agreement"), Dr. Elkins shall be deemed to have completed 15 years of service if his employment is terminated because of death, permanent disability, qualified medical termination, by Dr. Elkins for Good Reason or by the Company without Cause (as such terms are defined in the Supplemental Agreement or Dr. Elkins' employment agreement).

     Compensation covered by the Key Employee SERP is the aggregate calendar year earnings included in the participant's income for federal tax purposes (including bonuses but excluding stock option gains). Benefits under the Key Employee SERP vest upon the earliest to occur of (i) participant's completion of five years of service, (ii) attainment of age 58 (62 in the case of Dr. Elkins) or, in the case of participants other than Dr. Elkins, completion of five years of service if later, (iii) death or disability (as defined in the Key Employee SERP or the participant's employment agreement) while actively employed by the Company or (iv) a change of control of the Company (substantially as defined in Dr. Elkins' employment agreement (see "--Employment Agreements"), except that the date for determining Incumbent Directors is March 1, 1996). Notwithstanding the foregoing, no retirement benefits are payable to a participant if his employment with the Company terminates prior to his benefits vesting. Benefits under the Key Employee SERP are payable in a lump sum distribution (based on the 1983 group annuity mortality table for males and an interest rate equal to the average yield on 30-year U.S. Treasury Securities for the month preceding the month in which the participant's employment terminates) or, if the participant so elects, in the form of annual installments over a period not to exceed 10 years, in a joint and 50% survivor annuity or in an annuity for the life of the participant. Participants in the Key Employee SERP also have the right to defer a portion of their annual compensation into the Key Employee SERP, although such amounts are immediately fully vested.

     The Key Employee SERP is technically unfunded, and the Company will pay all benefits from its general revenues and assets. To facilitate the payment of benefits and provide participants with a measure of benefit security without subjecting the Key Employee SERP to various rules under the Employee Retirement Income Security Act of 1974, as amended, the Company has established two irrevocable trusts, one for the benefit of Robert N. Elkins ("Trust B") and one for the benefit of other participants ("Trust

A"). The Company intends to make contributions to the trusts from time to time, and is obligated, within 30 days following a change of control of the Company, to make an irrevocable contribution to each trust in an amount sufficient to pay each participant their full retirement benefit. Dr. Elkins' employment agreement requires that the Company make irrevocable contributions to Trust B at specified times through January 2, 2001 such that, at January 2, 2001, there would be $23,900,000 in such trust. Pursuant to the employment agreement, the Company is required to use its reasonable efforts to obtain an insurance policy or letter of credit guaranteeing its obligations to make contributions to the trust. Assets of such trust are considered general assets of the Company and are subject to claims of the Company's creditors in the event of insolvency. As of December 31, 1997, the Company had contributed $485,242 to Trust A. As of such date, the Company had contributed $15,776,306 to Trust B, of which $3,773,958 represents transfers of amounts previously contributed to Trust A or to the trust established in connection with the Company's Supplemental Deferred Compensation Plans on behalf of Dr. Elkins.

     Dr. Robert N. Elkins and Lawrence P. Cirka are currently the only participants in the Key Employee SERP. Dr. Elkins and Mr. Cirka currently have 11 years of service and 10 years of service, respectively, under the Key Employee SERP.

Supplemental Deferred Compensation Plans

     The Company's Supplemental Deferred Compensation Plans (the "SERP") are unfunded deferred compensation plans which offer certain executive and other highly compensated employees an opportunity to defer compensation until the termination of their employment with the Company. Contributions to the SERP by the Company, which vest over a period of five years, are determined by the Board upon recommendation of the Compensation and Stock Option Committee and are allocated to participants' accounts on a pro rata basis based upon the compensation of all participants in the SERP in the year such contribution is made. During 1997, the Company contributed $350,000 to the SERP, none of which was allocated to the account of Dr. Elkins. In addition, a participant may elect to defer a portion of his or her compensation and have that amount added to his or her SERP account. Participants may direct the investments in their respective SERP accounts. All participant contributions and the earnings thereon, plus the participant's vested portion of the Company's contribution account, are payable upon termination of a participant's employment with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Committee") is comprised of two independent non-employee directors. As members of the Committee, it is our responsibility to administer the Company's executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

Compensation Policies

     The Company was formed in 1986 as a private company, was initially publicly traded in 1991, and is recognized today as an industry leader and a growth-oriented company. One of the Company's strengths contributing to its success is a strong management team -- many of whom are among the founders of the organization. The Committee believes that low executive turnover has been instrumental to the Company's success, and that the Company's compensation program has played a major role in limiting executive turnover. The compensation program is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued success of the Company, principally by linking compensation with the attainment of key business objectives. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. Five key principles serve as the guiding framework for compensation decisions for all employees of the Company:

     1. To attract and retain the most highly qualified management and employee team;

     2.   To pay competitively compared to similar healthcare companies;

     3.   To  emphasize   sustained   performance   by  aligning   rewards  with
          stockholder   interests,   especially   through   the  use  of  equity
          participation programs;

     4. To motivate executives and employers to achieve the Company's annual and long-term business goals; and

     5.   To   strive   for   fairness   in    administration   by   emphasizing
          performance-related contributions as the basis of pay decisions.

     To implement these policies, the Committee has designed a four-part executive compensation program consisting of base salary, annual incentive plan, stock options and other employment benefits.

     Section 162(m) of the Internal Revenue Code of 1986 ("Section 162(m)") establishes certain criteria for the tax deductibility of annual compensation in excess of $1 million paid to certain of the Company's executive officers.
Generally, Section 162(m) permits the deductibility of "performance based" remuneration, including stock options and bonus payments that are earned upon the satisfaction of preestablished objective criteria in each case pursuant to a plan which is approved by stockholders regardless of amount. Although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

     Although most of the Company's stock option, stock purchase and stock incentive plans satisfy the criteria for Section 162(m), the Company's current annual incentive plan, the 1996 Stock Incentive Plan and the Cash Bonus Replacement Plan do not satisfy the criteria for deductibility of remuneration in excess of $1 million under Section 162(m). The Committee believes, however, that the flexibility to adjust annual bonuses upward, as well as downward, is an important feature of annual incentive plans and one which serves the best interests of the Company by allowing the Committee to recognize and motivate individual executive officers, as well as to change performance objectives, as circumstances warrant. Consequently, the Committee believes that the benefits from having flexibility under the annual incentive plans outweigh the possible loss of a tax deduction for a portion of such remuneration and, therefore, does not propose to have the annual incentive plans comply with Section 162(m) requirements. Amounts paid under the annual incentive plans to the executive officers will count toward the $1 million deductibility limitation that is provided in Section 162(m). Those portions of the executives' compensation that are not performance based (as defined in Section 162(m)) and that exceed the cap will not be tax deductible by the Company.

     Base Salary. The Committee seeks to maintain levels of compensation that are competitive with similar healthcare companies in the industry. For comparison purposes, a group of 14 similar companies, including all companies which comprise the Company's 1997 "peer group" for purposes of the Company Performance Chart, below, is also utilized for determining competitive compensation levels.

     Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives, length of service, and the industry's annual competitive pay practice movement. The Committee has determined, after consultation with outside compensation consultants, that base salary for 1997 for the Company's Chief Executive Officer and for the other executive officers was generally at the competitive industry average.

     Annual Incentive Plan. The Company's executive officers are eligible to participate in an annual incentive compensation program which awards cash bonuses based on the attainment of corporate earnings per share goals, as well as divisional and individual performance objectives, set by the Committee. While performance against financial objectives is the primary measurement for executive officers' annual incentive compensation, non-financial performance can also affect pay. The amount of each annual incentive award is determined by the Committee. The Committee determined that the Company had met the earnings per share goals originally set forth by the Committee for 1997.

     Cash Bonus Replacement Plan. Pursuant to the Cash Bonus Replacement Plan, the Committee has the authority to award an aggregate of 500,000 shares of Common Stock to key employees in payment of all or a portion of bonuses awarded pursuant to employment agreements or discretionary awards of the Committee. The number of shares of Common Stock to be paid as a bonus shall be equal in value to a fixed cash amount, with the value of such Common Stock computed at the higher of (a) the fair market value of the Common Stock paid on the determination date, or (b) the par value of the Common Stock. The Committee may determine that the Company will provide and bear the expense of a brokerage mechanism through which employees may immediately, upon payment of their bonuses, at the option of each employee, sell shares of Common Stock awarded to them under the Plan, subject to any restrictions against disposition imposed on officers or like employees under any applicable federal or state securities laws.

     Stock Options. The Committee strongly believes that the pay program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company in the future at a specified price.

     The Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Committee's defined compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

     Supplemental Deferred Compensation Plans. The Company's Supplemental Deferred Compensation Plans (the "SERP") are unfunded deferred compensation plans which offer certain executive and other highly compensated employees an opportunity to defer compensation until the termination of their employment with the Company. Contributions to the SERP by the Company, which vest over a period of five years, are determined by the Board upon recommendation of the Committee and are allocated to participants' accounts on a pro rata basis based upon the compensation of all participants in the SERP in the year such contribution is made. During 1997, the Company contributed $350,000 to the SERP, of which $0, $0, $0, $56,470 and $42,352 was allocated to the accounts of Dr. Elkins, Mr. Cirka, Mr. Griggs, Mr. Winkle and Mr. Masso. In addition, a participant may elect to defer a portion of his or her compensation and have that amount added to his or her SERP account. Participants may direct the investments in their respective SERP accounts. All participant contributions and the earnings thereon, plus the participant's vested portion of the Company's contribution account, are payable upon termination of a participant's employment with the Company.

     In 1996 the Company adopted a Key Employee Supplemental Executive Retirement Plan (the "Key Employee SERP") to provide retirement benefits to certain key executives based on the highest annual earnings in the ten most recent calendar years of employment. See "--Supplemental Deferred Compensation Plans."

     Other Benefits. The Company's philosophy is to provide adequate health- and welfare-oriented benefits to executives and employees, but to maintain a highly conservative posture relative to executive benefits. Consistent with industry practices, the Company provides a car or car allowance to executive officers.

1997's Compensation for the Chief Executive Officer

     The Company, concerned about retaining the services of Dr. Robert N. Elkins, a founder of the Company, over the next five years, in 1997 engaged an independent compensation consultant to advise the Committee. The consultant studied Dr. Elkins current compensation arrangements and made various recommendations. Based on these recommendations, the Company revised Dr. Elkins' employment arrangements to create additional incentives to assure Dr. Elkins continued active participation in the management of the Company over the next several years. In 1997, Dr. Elkins' total cash compensation equalled $4,005,439, which consisted of salary ($752,277), bonus ($3,250,000), of which $750,000 was pursuant to his employment agreement and $2,500,000 was granted in 1996, subject to the satisfaction of certain conditions which were satisfied in 1997, and life insurance premium payments ($3,162). Dr.

Elkins was required to use 50% of the after-tax amount of the 1996 bonus to purchase shares of the Company's Common Stock. In addition, Dr. Elkins was granted options to purchase 700,000 shares of Common Stock at an exercise price of $32.50, the market price on the date of grant, in May 1997 and options to purchase 400,000 shares of Common Stock as an exercise price of $33.44, the market price on the date of grant, in September 1997. These options have a term of 10 years and became fully exercisable six months after the date of grant. In 1997 the Company loaned Dr. Elkins $13,447,000, the proceeds of which were used to exercise options to acquire the Company's Common Stock, and forgave a $281,432 principal payment due on another loan. Dr. Elkins also participates in the SERP and the Key Employee SERP, and in 1997 the Company funded $14.2 million in a trust for Dr. Elkins' benefit under the Key Employee SERP. See "--Employment Agreements," "--Supplemental Deferred Compensation Plans" and "Certain Transactions."

Summary

     The Committee believes that the total compensation program for executives of the Company is appropriate and competitive with the total compensation programs provided by other similar healthcare industry companies with which the Company competes. The Committee believes its compensation practices are directly tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders.

                                        Compensation and Stock Option Committee
                                        of the Board of Directors


                                        --Kenneth M. Mazik
                                        --Charles W. Newhall III


COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation and Stock Option Committee currently consists of Messrs. Mazik and Newhall. In January 1998, each of Messrs. Mazik and Newhall were granted options to purchase 25,000 shares of Common Stock pursuant to the 1996 Stock Incentive Plan. See "--Compensation of Directors."

COMPANY PERFORMANCE

     The following graph shows the cumulative total stockholder return on the Company's Common Stock since January 1, 1993, compared to the returns of (i) the New York Stock Exchange Market Index, and (ii) an industry peer group index (the "1997 Peer Index"). The 1997 Peer Index consists of Beverly Enterprises, Inc., Genesis Health Ventures, Inc., Mariner Health Group, Inc., Novacare, Inc., Sun Healthcare Group, Inc., Tenet Healthcare Corp. and Vencor Inc. Arbor Healthcare Company, Grancare, Inc., Horizon/CMS Healthcare Corp., Regency Health Services, Inc. and TheraTx, Inc., which were in the industry peer group in 1996, were not included in the 1997 Peer Index because they were not in existence at December 31, 1997. In addition, the Company added Genesis Health Ventures, Inc. and Vencor Inc. to the 1997 Peer Index.

                        INTEGRATED HEALTH SERVICES, INC.
                COMPARISON OF CUMULATIVE TOTAL RETURN 1/93-12/97
                    VS. NYSE MARKET INDEX AND 1997 PEER INDEX


                              PERFORMANCE ANALYSIS

                                          1992       1993       1994       1995       1996        1997
      INTEGRATED HEALTH SERVICES         100.00     114.65     159.68     101.15      98.70      126.37
          PEER GROUP INDEX               100.00      97.95      99.95     116.44     128.98      172.59
          NYSE MARKET INDEX              100.00     113.54     111.33     144.36     173.90      228.78

   Assumes $100 invested 1/93 in the Company's Common Stock, NYSE Market Index
               and 1997 Peer Index; assumes dividend reinvestment.

COMPENSATION OF DIRECTORS

     Directors currently receive $5,000 per regularly scheduled meeting and $1,250 per telephonic meeting and committee meetings for services provided in that capacity and are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. Directors who are also employees of or consultants to the Company participate in the Equity Incentive Plan, the 1990 Employee Stock Option Plan, the 1992 Stock Option Plan, the 1994 Stock Incentive Plan and the 1996 Stock Incentive Plan. Dr. Elkins and Mr. Cirka, who was a director until March 1998, participate in the Senior Executives' Stock Option Plan.

     In July 1993 the Company adopted a Stock Option Plan for New Non-Employee Directors (the "Directors' Plan") pursuant to which options to acquire a maximum aggregate of 300,000 shares of Common Stock could be granted to non-employee directors. The Directors' Plan provided for an automatic one-time grant to each of the Company's non-employee directors of an option to purchase 50,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors. The options have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and became exercisable on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors'
Plan). Messrs. Newhall, Nicholson and Silverman, who were each directors of the Company on the date the

Directors' Plan was adopted by the Board of Directors, each received an option to purchase 50,000 shares of Common Stock at an exercise price of $23.50 per share under the Directors' Plan on July 29, 1993, the date the Directors' Plan was adopted by the Board of Directors. Mr. Strong received an option to purchase 50,000 shares of Common Stock at an exercise price of $35.75 per share under the Directors' Plan on September 26, 1994, the date Mr. Strong joined the Board of Directors. No options remain available for issuance under the Directors' Plan.

     In December 1993, the Company adopted a Stock Option Compensation Plan for Non-Employee Directors (the "Directors' Compensation Plan") pursuant to which options to acquire a maximum aggregate of 300,000 shares of Common Stock could be granted to non-employee directors. The Directors' Compensation Plan provided for the automatic grant to each of the Company's non-employee directors of an option to purchase 25,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors and provided for the automatic grant to each such director of an option to purchase 25,000 shares of Common Stock on each anniversary date of such director's initial election or appointment to the Board of Directors (or the date the plan was adopted by the Board of Directors in the case of non-employee directors on the date the plan was adopted). The options have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and become exercisable on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Compensation Plan). Messrs. Newhall, Nicholson and Silverman, who were each directors of the Company on the date the Directors' Compensation Plan was adopted by the Board of Directors, each received under the Directors' Compensation Plan options to purchase 25,000 shares of Common Stock on each of December 23, 1993 and 1994, the date of adoption of the Directors' Compensation Plan by the Board of Directors and the anniversary of the date of adoption, respectively, at an exercise price of $27.88 per share and $38.00 per share, respectively. Mr. Strong received an option to purchase 25,000 shares of Common Stock, at an exercise price of $35.75 per share, under the Directors' Compensation Plan on September 26, 1994, the date Mr. Strong joined the Board of Directors, and an option to purchase an additional 25,000 shares of Common Stock, at an exercise price of $28.25 per share, under the Directors' Compensation Plan on September 26, 1995, the anniversary of the date Mr. Strong became a director. No options remain available for issuance under the Directors' Compensation Plan.

     On November 27, 1995, the Board of Directors determined that the options granted to that date under the Directors' Plan and the Directors' Compensation Plan were exercisable at prices significantly in excess of the then current market price of the Common Stock, and accordingly were not fulfilling their designated purposes under such plans of providing incentive for such directors to work for the best interests of the Company and its stockholders through the ownership of Common Stock. Accordingly, to restore the purpose for which such options were granted, the Board of Directors amended the Directors' Plan and the Directors' Compensation Plan, subject to stockholder approval, to provide that each option granted prior to November 27, 1995 to non-employee directors of the Company in office on November 27, 1995 would be exercisable at an exercise price of $20.88, the fair market value of the Common Stock on November 27, 1995. The Company's stockholders approved such action at the 1996 Annual Meeting of Stockholders.

     In 1995 the Company adopted, subject to stockholder approval, the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Directors' Plan") pursuant to which options to acquire a maximum aggregate of 350,000 shares of Common Stock can be granted to non-employee directors. The 1995 Directors' Plan provides for an automatic one-time grant to each of the Company's non-employee directors of an option to purchase 50,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors. The options have an exercise price of 100% of the fair market value of the Common
Stock on the date of such director's initial election or appointment to the Board of Directors, have a ten-year term and become exercisable on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the 1995 Directors' Plan). The 1995 Directors' Plan also provided that Messrs. Crawford, Mazik, Mitchell, Newhall, Nicholson and Strong, who were non-employee directors of the Company on the date the 1995 Directors' Plan was adopted by the Board of Directors, each receive an option to purchase 50,000 shares of Common Stock at an exercise price of $20.88 per share under the 1995 Directors' Plan on November 27,

1995, the date the 1995 Directors' Plan was adopted by the Board of Directors. The 1995 Directors' Plan was approved at the 1996 Annual Meeting of Stockholders. Options to purchase 50,000 shares of Common Stock remain available for issuance under the 1995 Directors' Plan.

     In September 1996, the Company adopted the 1996 Stock Incentive Plan. On November 27, 1996 and January 28, 1998, each director, with the exception of Dr. Elkins and Mr. Cirka, was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $22.63 and $28.25, respectively, per share. These options become exercisable after one year from the date of grant if the director has attended in person four out of the five regularly scheduled meetings of the Board of Directors.

     Messrs. Nicholson and Silverman have received compensation for services rendered from entities in which the Company had an interest. See "Certain Transactions."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that George H. Strong, a director of the Company, failed to file in a timely manner a Form 4 with respect to a sale of shares.

                              CERTAIN TRANSACTIONS

     In April 1993, the Company purchased units, consisting of Preference Shares and Class B Ordinary Shares, of Speciality Care PLC ("Speciality"), a United Kingdom company formed by Mr. Nicholson to acquire Burley Healthcare PLC. The Company paid approximately $2,993,000 for the units, which initially represented (on a pre-dilution basis) approximately 25% of the voting equity of Speciality. The Company purchased units at the same price and on the same terms as the purchase by other outside, unaffiliated investors, including Nash & Sells, an independent English venture capital firm. Speciality was prohibited from undertaking certain major corporate actions, including refinancings and the sale of Speciality, without the consent of the Company and the other outside, unaffiliated investors. Entities controlled by Mr. Nicholson and Dr. Elkins paid approximately $1,505,950 for Class A Ordinary Shares, which initially represented approximately 50.1% of the voting equity of Speciality, although Dr. Elkins gave Mr. Nicholson a proxy over the shares Dr. Elkins controlled. Mr. Nicholson served as Chairman and Managing Director of Speciality. In addition, a limited partnership in which a subsidiary of the Company was the general partner and executive officers and certain directors of the Company were limited partners  (the  "Company  Partnership")  paid  approximately  $585,000 for units consisting of Preference Shares and Class B Ordinary Shares initially representing approximately 3.5% of the voting equity of Speciality; this purchase was at the same purchase price and on the same terms as the Company's purchase. As a result of Dr. Elkins' and Mr. Nicholson's interest in the transaction, a committee of directors consisting of then disinterested members of the Board of Directors of the Company was established to review the transaction.

     In October 1994, the Company made a $1 million loan to Speciality for purposes of acquiring a healthcare facility. The loan accrued interest at 9%, was payable on demand, and was secured by substantially all the assets of Speciality. In November 1994, the Company subscribed for an additional 100,000 Class B Ordinary Shares and 300,000 Preference Shares of Speciality at a price of POUNDS 1 per share, the same price paid by Nash, Sells & Partners Ltd., which purchase price was paid through cancellation of the loan. The foregoing transactions with Speciality were approved by the disinterested members of the Board of Directors. The Company agreed to allow a bank to take a first lien on the aforementioned nursing facility and to have its lien become a second lien on the same property.

     In June 1995 the Company loaned Speciality POUNDS 5.9 million, which loan was repaid in August 1995 upon the completion of the reorganization of
Speciality. In August 1995, the Company, together with other investors of Speciality, completed a reorganization of the share capital of Speciality. The Company purchased 4,773,846 Convertible Preference Shares from Speciality at a subscription price of POUNDS 1 per share. Speciality redeemed 1,800,000 Preference Shares owned by the Company at a price of POUNDS 1 per Share. The 525,000 Class B Ordinary Shares owned by the Company were redesignated and converted into 387,187 Ordinary Shares of 10p each of Speciality. In addition, certain investors, including entities controlled by Mr. Nicholson, purchased the shares owned by the Company Partnership for $1,504,990 (including accrued dividends). As a result of the reorganization, the Company owned 63.65% of the Convertible Preference Shares and 21.3% of the Ordinary Shares of Speciality (31.38% of the outstanding Ordinary Shares assuming no further issuances and conversion of the Convertible Preference Shares). Speciality also repaid POUNDS 752,741 owed to Mr. Nicholson. The reorganization of Speciality was approved by the Board of Directors of the Company upon the recommendation of a special committee of disinterested directors appointed by the Board, which had obtained a fairness opinion and advice from independent legal counsel. Under the Articles of Association of Speciality, the Company had the right to nominate two directors; Dr. Elkins and Mr. Cirka were the Company's nominees.

     In July 1995, Dr. Elkins sold a portion of his Speciality shares to an entity controlled by Mr. Nicholson and contributed the remainder of his Speciality shares to a limited partnership (the "Speciality Partnership"). The general partners of the Speciality Partnership consisted of a limited partnership controlled by Dr. Elkins and a corporation the sole stockholders of which were Mr. Nicholson and his wife; however, the partnership agreement of such limited partnership grants to the general partner controlled by Mr. Nicholson all voting and dispositive power with respect to the Speciality shares owned by the partnership. In September 1997 the Speciality Partnership was dissolved and the Speciality shares owned by it were distributed to the entity controlled by Mr. Nicholson.

     In February 1998 Speciality was acquired by Craegmoor Healthcare Company Limited, an owner and operator of residential nursing homes in the United Kingdom. Craegmoor Healthcare operates 65 nursing homes with 3,106 beds, including the 24 homes with 1,142 beds owned by Speciality. The stockholders of Speciality received 10% of the outstanding ordinary shares of Craegmoor Healthcare; as a result of their ownership of Speciality, the Company owns approximately 5.3% of the outstanding ordinary shares of Craegmoor Healthcare and the entity controlled by Mr. Nicholson owns approximately 1.6% of the outstanding ordinary shares of Craegmoor Healthcare.

     During fiscal year 1997 the Company's Symphony Rehabilitation Services and Symphony Pharmacy Services divisions received payments from Community Care of America, Inc. ("CCA") of approximately $2,029,000 and $176,000, respectively. Dr. Elkins was a director and Mr. Silverman was Chairman of the Board of CCA. Dr. Elkins beneficially owned 21.1% of the outstanding shares of CCA and the Company owned warrants to purchase approximately 14.9% of CCA.

     In December 1996, the Company entered into a management agreement with CCA pursuant to which the Company agreed to supervise, manage and operate the financial, accounting, MIS, reimbursement and ancillary services contract functions for CCA (the "Services") from January 1, 1997 to December 31, 2001. The Company was to receive a management fee as follows: (a) for 1997, an amount equal to the lesser of (i) two percent (2%) of CCA's gross revenues (as defined), subject to increase under certain circumstances, or (ii) twice the amount of CCA's total direct and indirect costs in performing the Services for the period July 1, 1996 to December 31, 1996 ("Owners' Cost"); and (b) for 1998 and thereafter, the lesser of (i) two percent (2%) of CCA's gross revenues, subject to increase under certain circumstances, or (ii) a percentage of CCA's gross revenues determined by dividing the Owners' Cost by CCA's gross revenues for the period July 1, 1996 to December 31, 1996. The management fee was payable monthly, but CCA could elect to defer all or a portion of the fee until May 31, 1998. Thereafter, the management fee could be deferred only to the extent funds are not available after paying debt service and other expenses. Any management fee not paid was accrued and bore interest.

     In connection with the management agreement, the Company made available to CCA a revolving credit facility pursuant to which CCA could borrow up to $5.0 million for additional working capital until December 27, 1998. Borrowings under this line of credit bore interest at a rate equal to the annual rate set forth in the Company's revolving credit agreement with Citibank, N.A. plus 2% per annum. In connection therewith, CCA issued to the Company warrants to purchase an aggregate of 752,182 shares of CCA's common stock, one-half of which were exercisable at $3.22 per share (the average of the high and low trading price of CCA's common stock on January 14 and 15, 1997) for a two-year period and the remaining one-half of which were exercisable at $6.44 per share for a five-year period. CCA granted the Company registration rights relating to the shares underlying the warrants.

     In April 1997, the Company guaranteed CCA's loan and lease obligations to Health and Retirement Properties Trust, which aggregated approximately $10 million at March 31, 1997, and a $4.8 million overadvance made by Daiwa Healthco-2 LLC to CCA. In connection with these guarantees, CCA issued to the Company warrants to purchase 379,900 shares of CCA common stock at a purchase price of $1.937 per share for a period of five years. CCA granted the Company registration rights relating to the shares underlying the warrants.

     In September 1997, the Company acquired CCA through a cash tender offer and subsequent merger for a purchase price of $4.00 per share. As a result of the transaction, Dr. Elkins and Messrs. Silverman and Cirka received $3,384,940, $32,332 and $44,556, respectively. Certain other executive officers of the Company owned shares of CCA which they purchased at prices higher than $4.00; consequently, they lost money on the transaction.

     In November 1995 the Company formed Integrated Living Communities, Inc. ("ILC") as a wholly-owned subsidiary of the Company to operate the assisted living and other senior housing facilities owned, leased and managed by the Company. Following ILC's formation, the Company transferred to ILC as a capital contribution its ownership interest in three facilities, condominium interests in three facilities, and agreements to manage nine facilities (five of which were subsequently cancelled). In addition, the Company sublet two facilities to ILC. Through October 9, 1996, the Company provided all of

ILC's required financial, legal, accounting, human resources and information systems services, for which it received a flat fee of 6% of ILC's total revenues, and satisfied all of ILC's capital requirements in excess of internally generated funds through a $75 million revolving credit facility. The Company estimates that the cost to ILC of obtaining these services from third parties would have been significantly higher than the fee charged by the Company. The Company provided certain building maintenance, housekeeping, emergency call and residence meal services at certain of ILC's facilities.

     On October 9, 1996, ILC completed an initial public offering of its common stock to the public at a price of $8.00 per share. The Company sold 1,400,000 shares of ILC common stock in the offering, for which it received aggregate net proceeds of approximately $10.4 million. In addition, ILC used approximately $7.4 million of the proceeds from the offering to repay outstanding indebtedness to the Company. Following the closing of the offering, ILC borrowed an additional $3.4 million from the Company (the "November Loan"). The loan bore interest at the rate of 14% per annum, was to be repaid in 24 equal monthly installments of principal plus interest beginning December 2, 1996 and was subordinated to ILC's revolving credit facility with Nationsbank. In April 1997 IHS and ILC amended the November Loan to modify the payment schedule and provide for an interest rate of 12%. The November Loan matured in November 1998 and was subordinated to ILC's revolving credit facility with Nationsbank. In April 1997 IHS and ILC also entered into a $5.0 million revolving credit facility. Borrowings under this facility bore interest at a rate per annum of 12%, and the facility matured in April 1998. This facility was subordinated to ILC's revolving credit facility with Nationsbank. Robert N. Elkins, the Company's Chairman of the Board and Chief Executive Officer, served as Chairman of the Board of ILC. Lawrence P. Cirka, the former President and a former director of the Company, was a director of ILC. Messrs. Elkins and Cirka were granted options to purchase 235,000 shares and 98,000 shares, respectively, of ILC common stock at a purchase price of $8.00 per share, equal to the initial public offering price, in June 1996. These options became exercisable in three equal annual installments, commencing June 10, 1997, although they would become immediately exercisable under certain circumstances generally related to a change in control of ILC or Dr. Elkins or Mr. Cirka, as the case may be, ceasing to be a director of ILC. In July 1997, an unrelated third party purchased all the outstanding stock of ILC, including the Company's remaining 37.3% interest, for $11.00 per share. All options granted to Dr. Elkins and Mr. Cirka became immediately exercisable.

     In November 1996, Mr. Nicholson entered into a consulting agreement with ILC. Pursuant to the agreement, which was effective June 1, 1996 and terminated upon the sale of ILC in July 1997, Mr. Nicholson advised ILC with respect to its acquisition and development activities. Mr. Nicholson received an annual consulting fee of $250,000, as well as negotiated brokerage commissions on certain transactions. Mr. Nicholson did not receive any commissions from ILC.

     During 1997 the Law Offices of Robert A. Mitchell, a director of the Company, performed legal services for the Company for which such firm received $194,450.

     On December 12, 1997, the Company entered into an Aircraft Lease Agreement (the "Lease") with RNE Skyview, LLC ("Skyview"), which is wholly owned by Dr. Elkins. Pursuant to the Lease, the Company has agreed to lease one aircraft from Skyview for seven years, commencing on December 12, 1997 and terminating on December 12, 2004, with automatic one-year extensions unless either party notifies the other in writing six months prior to termination. Under the Lease, the Company has agreed to pay Skyview a commercially reasonable base rent, which shall be no less than $89,675.81 per month and $1,076,109.72 per year. The Company must also pay additional rent of $2,150 per block hour for any month in which the number of block hours flown is more than 42 hours. The Company is responsible for all maintenance and operation expenses of the aircraft during the term of the Lease. The Lease provides that Dr. Elkins shall have exclusive first use of the aircraft throughout the term of the Lease, even if Dr. Elkins is terminated as an employee of the Company for any reason, including, without limitation, as a result of a change of control of the Company (as defined in the Company's credit facility). The Lease further provides that in the event of the termination of Dr. Elkins' employment with the Company, including, without limitation, as a result of a change of control of the Company, the members of the aircraft's cockpit crew shall become employees of Skyview; however, the salaries, expenses and benefits of such crew members shall be a cost and expense of the Company throughout the term of the Lease.

Dr. Elkins is obligated to reimburse the Company for its out-of-pocket costs associated with use of the aircraft if, at any time during the term of the Lease, Dr. Elkins uses the aircraft for his own personal use. The Lease and the aircraft are subject to a security interest in favor of BTM Capital Corporation securing a loan in the amount of $9,177,159 made to Skyview. Dr. Elkins has also pledged all of his membership interests in Skyview to secure such loan. In connection with the Lease, Skyview purchased the Gulfstream II airplane then owned by the Company, which aircraft was traded in. The Company recognized no gain or loss on the sale of the aircraft to Skyview.

     Pursuant to a Relocation Agreement between Mr. Cirka and the Company, the Company purchased Mr. Cirka's Florida residence and Mr. Cirka agreed to perform substantially all of his duties for the Company at its Owings Mills, Maryland headquarters beginning on May 1, 1998. Mr. Cirka had previously performed his duties for the Company at the Company's Naples, Florida, office. The Company paid Mr. Cirka a total of $4,823,774 for his Florida residence and moving expenses from Florida to Maryland, and agreed to allow Mr. Cirka to rent such Florida residence on a month-to-month basis until May 1, 1998. In addition, Mr. Cirka and the Company agreed that if Mr. Cirka does not exercise his option to repurchase the residence and the Company loses money in connection with the resale of the residence to a third party, such loss will be deducted from Mr. Cirka's bonus.

     In January 1998, the Company sold five long-term care facilities to Omega Healthcare Investors, Inc. ("Omega") for $44,500,000, which facilities were leased back by Lyric Health Care LLC ("Lyric"), a newly formed subsidiary of the Company, at an annual rent of approximately $4,500,000. The Company also entered into management and franchise agreements with Lyric, which agreements have initial terms of 13 years with two renewal options of 13 years each. The base management fee is 3% of gross revenues, subject to increase if gross revenues exceed $350,000,000. In addition, the management agreement provides for an incentive management fee equal to 70% of annual net cash flow (as defined in the management agreement). The duties of the Company as manager include the following: accounting, legal, human resources, operations, materials and facilities management and regulatory compliance. The annual franchise fee is 1% of gross revenues, which grants Lyric the authority to use the Company's trade names and proprietary materials. In a related transaction, TFN Healthcare Investors, Inc., an entity in which Mr. Nicholson is the principal stockholder ("TFN Healthcare"), purchased a 50% interest in Lyric for $1,000,000 and the Company's interest in Lyric was reduced to 50%. Lyric will dissolve on December 31, 2047 unless extended for an additional 12 months. In addition, in April 1998 the Company sold an additional five long-term care facilities to Omega for approximately $50,500,000, which facilities were leased back to Lyric at an annual rent of approximately $4,949,000. IHS is managing these facilities for Lyric pursuant to the above-described agreements.

     In February 1998, Mr. Nicholson entered into an employment agreement with Lyric pursuant to which Mr. Nicholson serves as Managing Director of Lyric, having day-to-day authority for the management and operation of Lyric. Mr. Nicholson receives a base salary of $250,000, which may be increased from time to time with the Company's approval and shall be increased to $275,000, $300,000 and $350,000 upon Lyric achieving annual fiscal year revenues of $150 million, $250 million and $450 million, respectively. Mr. Nicholson will also receive benefits similar to those provided to the Company's executive officers. The agreement has an initial term through December 31, 2002, subject to automatic one year extensions thereafter unless the Company or Mr. Nicholson elects not to extend. The agreement may be terminated by Lyric for Cause or by Mr. Nicholson for Good Reason. Upon termination by Lyric without Cause or by Mr. Nicholson for Good Reason, Mr. Nicholson will be entitled to a severance payment equal to one year's salary plus the average of his last two annual bonuses, payable 50% within 10 days of termination and 50% monthly in 12 equal installments unless such termination occurs within one year following a change of control of the Company or the Company and TFN Healthcare cease to own in aggregate 50% of Lyric, in which case the entire severance payment shall be made in one lump sum. If Mr. Nicholson resigns within 30 days after TFN Healthcare's interest in Lyric is diluted below 33 1/3% and TFN Healthcare sells its interest in Lyric, then Mr. Nicholson will be entitled to severance in an amount equal to up to three times his annual salary. The employment agreement contains confidentiality and non-compete provisions. For purposes of the agreement, "Cause" means (i) Mr. Nicholson materially fails to perform his duties, (ii) Mr. Nicholson materially breaches his confidentiality or non-compete covenants, (iii) Mr. Nicholson is convicted of any felony or any misdemeanor involving moral turpitude, or commits larceny, embezzlement or theft of Lyric's tangible or intangible property, or (iv) TFN Healthcare disposes of more than 50% of its interest in Lyric, and "Good Reason" is defined as (i) a material breach of the agreement by Lyric, (ii) a change of control of the Company (similar to the change of control definition contained in Dr. Elkins' employment agreement (see "Executive Compensation--Employment Agreements")), (iii) the Company and TFN Healthcare no longer own in aggregate 50% of Lyric or (iv) TFN Healthcare's interest in Lyric is diluted below 33 1/3% and TFN Healthcare sells its interest in Lyric.

     In April 1998 the Company reached an agreement in principle to sell 44 facilities to Monarch Properties, Inc., a newly-formed real estate investment trust ("Monarch"), for an aggregate purchase price of approximately $371 million. It is currently contemplated that Monarch will lease 42 of these 44 facilities to Lyric, and that Lyric will engage the Company to manage the facilities pursuant to the arrangements described above. The transactions with Monarch and Lyric are subject to completion of definitive documentation and completion of Monarch's initial public offering, and there can be no assurance that the transaction will be completed on these terms, on different terms or at all. Dr. Elkins is Chairman of the Board of Directors of Monarch, and it is currently contemplated that he will beneficially own between five and ten percent of Monarch following completion of Monarch's public offering.

     As of June 5, 1995, Asia Care, Inc., a wholly-owned subsidiary of the Company ("Asia Care"), entered into an employment agreement with John L. Silverman, subsequently amended, pursuant to which Mr. Silverman served as Chief Executive Officer and President of Asia Care, with responsibility for pursuing business opportunities and establishing Asia Care's business in Asia. In 1997 Mr. Silverman received salary of $202,277 plus a cash bonus of $60,000. The Company had guaranteed the payment of Mr. Silverman's salary and bonus. Mr. Silverman had the right to purchase 10% of the outstanding stock of Asia Care at fair market value at any time during the term of the agreement and for a period of six months after termination or expiration of the employment agreement. The agreement, which had a term of three years, was terminated effective December 31, 1997 and Asia Care ceased operations. In connection with the termination of the agreement, the Company paid Mr. Silverman $202,227 as consideration for his 12 month non-compete and non-solicitation agreement, and reimbursed certain expenses, including the cost of Mr. Silverman and his wife relocating to the United States.

     At March 1, 1998, the Company had three outstanding loans to Robert N. Elkins, the Company's Chairman and Chief Executive Officer, aggregating $19,944,095. One loan, in the original principal amount of $4,690,527 ("Loan A"), was used primarily to purchase shares of the Company's Common Stock, bears interest at a rate per annum equal to the higher of 7.5% or the Company's cost of borrowing under its bank credit facility and is due December 19, 2001. The principal amount of Loan A, which is unsecured, is due in five annual installments beginning December 19, 1997; however, repayment of the first installment of principal of $281,432 was forgiven in 1997. The largest amount of indebtedness outstanding under Loan A during fiscal 1997 was $4,690,527. During 1997 Dr. Elkins paid no interest to the Company in respect of Loan A. The second loan is in the original principal amount of $13,447,000 ("Loan B"). Loan B, which was used to exercise options, bears interest at 6.8% per annum, is due October 1, 2002 and is unsecured. The largest amount of indebtedness outstanding under Loan B during fiscal 1997 was $13,447,000. Dr. Elkins must prepay Loan B with the proceeds (less broker's commissions and taxes) resulting from the sale by him of up to 650,000 shares of the Company's Common Stock. Loan B provides that upon the occurrence of any change of control of the Company or the termination of Dr. Elkins' employment with the Company by death, for permanent disability, by Dr. Elkins for Good Reason or by the Company without Cause (as such terms are defined in Dr. Elkins' employment agreement), any amounts outstanding and not then due under Loan B shall be automatically and immediately discharged. Pursuant to the Supplemental Agreement entered into between the Company and Dr. Elkins, Dr. Elkins is entitled to receive bonuses on each October 1 from 1998 to 2002 in amounts sufficient to enable him to repay the principal of and interest on Loan B less the amount of his salary and bonus for the prior calendar year in excess of $500,000. The Supplemental Agreement also provides that upon the occurrence of any change of control of the Company or the termination of Dr. Elkins' employment with the Company by death, for permanent disability, by Dr. Elkins for Good Reason or by the Company without Cause (as such terms are defined in Dr. Elkins' employment agreement), any amounts outstanding under Loan A shall be automatically and immediately discharged. The third loan, which was made in January 1998, is in the original principal amount of $2,088,000 ("Loan C"). Loan C, which was used to exercise options, bears interest at 6.8% per annum, is due January 28, 2003 and is unsecured. Dr. Elkins must prepay Loan C with the proceeds (less broker's commissions and taxes) resulting from the sale by him of the first 100,000 shares of Common Stock after the earlier to occur of (i) repayment in full of Loan B or (ii) the sale of 650,000 shares of Common Stock and the use of the proceeds therefrom to repay a portion of Loan B. Dr. Elkins continues to own the shares of Common Stock acquired upon the exercise of options using the Loan B and Loan C proceeds. Dr. Elkins has indicated to the Company that he intends to use all salary and bonus in excess of $500,000 received by him in 1998, net of taxes, to repay these loans.

     At March 1, 1998, the Company had outstanding loans to Lawrence P. Cirka, the former President and a former director of the Company, aggregating $1,886,058. One loan, in the original principal amount of $1,474,530, was used primarily to purchase shares of the Company's Common Stock, bears interest at the higher of 7.5% or the Company's cost of borrowing under its bank credit facility and is due December 19, 2001. The principal amount of the loan is due in five annual installments beginning December 19, 1997 and is unsecured. In December 1997, the Company loaned Mr. Cirka $500,000. This loan bears interest at the rate of 8%, is unsecured, and is due in 10 equal annual installments beginning December 10, 1998, although the Company has the right to accelerate the maturity if Mr. Cirka leaves the Company's employ for any reason. The loan provides that if Mr. Cirka's employment is terminated within one year after the occurrence of any change of control of the Company, any amounts outstanding under the loan shall be automatically and immediately forgiven as of the last day of employment. The largest amount of indebtedness outstanding during fiscal 1997 was $1,974,530. During 1997 Mr. Cirka paid $85,139 in interest to the Company and made principal repayments of $88,472 in respect of these loans.

     At March 1, 1998, the Company had an outstanding loan to C. Taylor Pickett, the Company's Executive Vice President -- Chief Financial Officer, of $500,000. This loan bears interest at 6.8%, is unsecured and is due on November 13, 2002. The largest amount of indebtedness outstanding during fiscal 1997 was $506,963.

     At March 1, 1998, the Company had outstanding loans to Anthony R. Masso, the Company's Executive Vice President -- Managed Care, aggregating $125,000. One such loan, in the principal amount of $75,000, bears interest at 7.9%, is secured by Mr. Masso's home and is due on July 31, 1999. The second loan, in the principal amount of $50,000, bears interest at 4%, is unsecured and is due January 1, 1999. The largest amount of indebtedness outstanding during fiscal 1997 was $125,000.

     At March 1, 1998, the Company had outstanding loans to Brian K. Davidson, the Company's Executive Vice President -- Development, aggregating $907,650. One such loan, in the principal amount of $500,000, bears interest at 8%, is unsecured and is due December 31, 1998. The second loan, in the principal amount of $407,650, bears interest at 9%, is secured by two homes and other collateral, and is due April 3, 2000. The largest amount of indebtedness outstanding during fiscal 1997 was $907,650.

     At March 1, 1998, the Company had outstanding loans to W. Bradley Bennett, the Company's Executive Vice President -- Chief Accounting Officer, aggregating $231,000. Two such loans in the aggregate principal amount of $181,000 are unsecured and bear interest at 9%; $125,000 is due April 4, 1998 and the remainder is due December 31, 1998; the third loan, in the principal amount of $50,000, bears interest at 7.5%, is unsecured and is due August 6, 1998. The largest amount of indebtedness outstanding during fiscal 1997 was $231,000.

     At March 1, 1998, the Company had an outstanding loan to Marshall A. Elkins, the Company's Executive Vice President and General Counsel, of $850,000. This loan bears interest at 6.8%, is unsecured and is due October 1, 2002. The largest amount of indebtedness outstanding during fiscal 1997 was $44,000.

     At March 1, 1998, the Company had outstanding loans to Marc B. Levin, the Company's Executive Vice President -- Investor Relations, aggregating $967,738. Two such loans, in the aggregate principal amount of $908,000, are unsecured and bear interest at 8%; $58,000 is due June 25, 2000 and the remainder is due December 31, 2000; two additional loans, in the aggregate principal amount of $39,738, are unsecured and bear interest at 9%. A fifth loan, in the principal amount of $20,000, bears interest at 7.5%, is unsecured, and is due May 13, 2000. The largest amount of indebtedness outstanding during fiscal 1997 was $967,738.

     At March 1, 1998, the Company had outstanding loans to C. Christian Winkle, the Company's Executive Vice President -- Chief Operating Officer, aggregating $610,000. One such loan, in the principal amount of $600,000, bears interest at 8%, is unsecured and is due November 18, 2000; the second loan, in the principal amount of $10,000, bears interest at 9% and is unsecured. The largest amount of indebtedness outstanding during fiscal 1997 was $610,000.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP have been the independent auditors for the Company since its inception in 1986 and will serve in that capacity for the 1998 fiscal year. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 1, 1999 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting. The Company's By-laws impose certain requirements which must be complied with in connection with the submission of stockholder proposals.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                        By Order of the Board of Directors


                                        MARC B. LEVIN
                                        Secretary

Dated: April 30, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INTEGRATED HEALTH SERVICES, INC., ATTENTION: MARC B. LEVIN, EXECUTIVE VICE PRESIDENT--INVESTOR RELATIONS, 10065 RED RUN BOULEVARD, OWINGS MILLS, MARYLAND 21117.

--------------------------------------------------------------------------------
                        INTEGRATED HEALTH SERVICES, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 22, 1998

     Robert N. Elkins and C. Taylor Pickett, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Integrated Health Services, Inc. (the "Company") held of record by the undersigned on April 13, 1998, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Friday, May 22, 1998, at the Pikesville Hilton Inn, 1726 Reisterstown Road, Baltimore, Maryland and at any adjournments or postponements thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1.

1.   Proposal No. 1 -- Election of Directors -- Nominees are:
     Robert N. Elkins, M.D.   Kenneth M. Mazik    Charles W. Newhall III   John L. Silverman and
     Edwin M. Crawford        Robert A. Mitchell  Timothy F. Nicholson     George H. Strong

   FOR all nominees listed above       WITHHOLD AUTHORITY
   (except as listed below) [ ]        to vote for all nominees listed above [ ]

     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided:

----------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 30, 1998, and the Company's Annual Report for the fiscal year ended December 31, 1997.

                                        Dated
                                              ----------------------------------

                                        ----------------------------------------
                                                        Signature

                                        ----------------------------------------
                                                Signature if held jointly

                                        ----------------------------------------
                                                  Title (if applicable)

                                        PLEASE  DATE,  SIGN EXACTLY AS YOUR NAME
                                        APPEARS  ON  THIS  PROXY  AND   PROMPTLY
                                        RETURN IN THE ENCLOSED ENVELOPE.  IN THE
                                        CASE  OF  JOINT  OWNERSHIP,  EACH  JOINT
                                        OWNER   MUST  SIGN.   WHEN   SIGNING  AS
                                        ATTORNEY,    EXECUTOR,    ADMINISTRATOR,
                                        TRUSTEE  OR  GUARDIAN,  OR IN ANY  OTHER
                                        SIMILAR   CAPACITY,   PLEASE  GIVE  FULL
                                        TITLE.  IF A  CORPORATION,  SIGN IN FULL
                                        CORPORATE  NAME BY  PRESIDENT  OR  OTHER
                                        AUTHORIZED  OFFICER,  GIVING TITLE. IF A
                                        PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY
                                        AUTHORIZED PERSON.

                                            THIS PROXY IS SOLICITED ON BEHALF
                                                OF THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------